EXHIBIT 11


CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER COMMON SHARE
(In Thousands, Except Per Share Data)


_______________________________________________________________________________
                                                                      Per Share
                                                Net Income    Shares    Amount
_______________________________________________________________________________
For the three months ended March 31, 1999
EARNINGS PER COMMON SHARE -- BASIC
Income from continuing operations.........      $138,987      95,385     $1.46
Loss from discontinued energy
  marketing services operations...........            -                      -
Loss from disposal of energy
  marketing services operations...........            -                      -
                                                 _______     _______     _____
NET INCOME................................      $138,987      95,385     $1.46
                                                ========     =======     =====

EARNINGS PER COMMON SHARE -- DILUTED
Income from continuing operations.........      $138,987      95,385
Effect of dilutive securities:
  Exercise of stock options...............                       403
  Vesting of performance shares...........                       428
                                                ________      ______
Income from continuing operations,
  as adjusted.............................       138,987      96,216     $1.44
Loss from discontinued energy
  marketing services operations...........            -                     -
Loss from disposal of energy marketing
  services operations.....................            -                     -
                                                ________      ______     _____
NET INCOME, AS ADJUSTED...................      $138,987      96,216     $1.44
                                                 =======      ======     =====
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For the three months ended March 31, 1998
EARNINGS PER COMMON SHARE -- BASIC
Income from continuing operations.........      $138,033      93,008     $1.48
Loss from discontinued energy
 marketing services operations............       (17,238)                 (.18)
Loss from disposal of energy
 marketing services operations............       (42,900)                 (.46)
                                                ________     _______     _____
NET INCOME................................      $ 77,895      93,008     $ .84
                                                ========     =======     =====

EARNINGS PER COMMON SHARE -- DILUTED
Income from continuing operations.........      $138,033      93,008
Effect of dilutive securities:
  Exercise of stock options...............                       604
  Vesting of performance shares...........                       369
  Conversion of 7 1/4% Convertible
  Subordinated Debentures.................         1,578       2,490
                                                ________      ______
Income from continuing operations,
  as adjusted.............................       139,611      96,471     $1.45
Loss from discontinued energy
  marketing services operations...........       (17,238)                 (.18)
Loss from disposal of energy marketing
  services operations.....................       (42,900)                 (.45)
                                                ________      ______     _____
NET INCOME, AS ADJUSTED...................      $ 79,473      96,471     $ .82
                                                ========      ======     =====
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